FOR IMMEDIATE RELEASE
Contact:
Chris Allen
Calamos Asset Management, Inc.
630.245.1057
callen@calamos.com
Calamos Asset Management, Inc. Names Nick Calamos President of Investments and Jim Boyne President of Distribution and Operations
Naperville, Illinois, December 21, 2009 — Calamos Asset Management, Inc. (Nasdaq: CLMS) named Nick Calamos President of Investments and Co-Chief Investment Officer and Jim Boyne President of Distribution and Operations.
Nick Calamos previously served as Senior Executive Vice President and also serves as Calamos’ Co-Chief Investment Officer. Jim Boyne previously served as Senior Vice President and Chief Operating Officer for Distribution at Calamos Financial Services, LLC and as Senior Vice President and General Counsel for CLMS and its affiliates.
“Nick has been instrumental in shaping Calamos’ research and investment process over the last 25 years, generating solid long-term performance for our clients,” said Chairman, CEO and Co-Chief Investment Officer, John P. Calamos, Sr. “Jim has been in the investment management business for almost 20 years. He joined Calamos in 2008 and helped us steer through an extremely challenging time for the industry. The promotion of Nick and Jim helps to strengthen our senior management structure and I look forward to continuing to work with them as we grow our business and serve our clients.”
Calamos Asset Management, Inc. (NASDAQ: CLMS) is a global diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit http://www.calamos.com.
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